Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES NEW CREDIT FACILITY AND PLANNED PRIVATE PLACEMENT DEBT TRANSACTION

Itasca, Ill., April 8, 2016 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that it entered into an $800 million unsecured credit facility, expiring on April 8, 2021, with a group of financial institutions led by Bank of Montreal, Bank of America Merrill Lynch, Barclays Bank, Citibank and JP Morgan Chase Bank. At Gallagher’s request, the facility may be increased to $1.1 billion upon satisfaction of certain conditions. This facility replaces a $600 million unsecured revolving credit facility that was due to expire on September 19, 2018. Funds may be drawn for acquisitions or general corporate purposes.

Gallagher also announced that it anticipates closing a private placement of $275 million of senior unsecured notes in June 2016, consisting of three series of notes due between 2026 and 2031 with a weighted average interest rate of 4.47%. The private placement notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to Gallagher’s anticipated closing of a private placement of senior unsecured notes. Important factors that could impact these forward-looking statements include changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape, changes in the interest rate environment, changes in the attractiveness of Gallagher’s private placement notes to investors, and unexpected financial challenges or strategic opportunities. Please refer to our filings with the SEC, including Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a more detailed discussion of these and other factors that could impact this forward-looking statement.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 31 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Investors: Marsha J. Akin

Director - Investor Relations

(630) 285-3501

Marsha_akin@ajg.com

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